Filed Pursuant to Rule 424(b)(3)
                                                    Registration No. 333-134302

Prospectus Supplement No. 5
to Prospectus dated June 14, 2006


                                  AVITAR, INC.

                                28,000,000 Shares
                                  Common Stock

         We are supplementing the prospectus dated June 14, 2005 to provide information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 15, 2006 including the following:

         On December 11, 2006, Avitar, Inc. ("Avitar" or the "Company"), entered into a Securities Purchase Agreement and related agreements as part of a $520,000 private placement with AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC, and New Millennium Capital Partners II, LLC (collectively, the "Purchasers").

         The securities issued in the private placement are $520,000 of Secured Convertible Notes (the "Notes") and 1,500,000 seven-year warrants (the "Warrants").

         The Notes bear interest at 8%, mature three years from the date of issuance, and are convertible into the Company's common stock at any time, at the Purchasers' option, at 65% of the average of the three lowest intraday trading prices for the Common Stock for the 20 trading days ending the day before the date that the investors elect to convert.

         The full principal amount of the Notes, plus a default interest rate of 15%, is due upon a default under the terms of the Notes. The Company has a right to prepay the Notes under certain circumstances at a premium ranging from 20% to 35% depending on the timing of such prepayment

         In addition, the Company granted the Purchasers a security interest in substantially all of our assets. The Company is further required to file a Registration Statement with the Securities and Exchange Commission within 30 days of receipt of demand from the Purchasers. If the Registration Statement is not filed on time or not declared effective within 120 days from the date of receipt of such demand, the Company is required to pay to the Purchasers damages in Common Stock or cash, at the election of the Company, in an amount equal to two percent of the outstanding principal amount of the Notes per month plus accrued and unpaid interest.

         The Warrants are exercisable until seven years from the date of issuance at a purchase price of $0.15 per share. The Purchasers may exercise the Warrants on a cashless basis if the shares of Common Stock underlying the Warrants are not then registered pursuant to an effective registration statement. In the event the Purchasers exercise the Warrants on a cashless basis, we will not receive any proceeds. In addition, the Warrants are subject to standard anti-dilution provisions.

         The Purchasers have agreed to restrict their ability to convert their Notes or exercise their Warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates in the aggregate after such conversion or exercise does not exceed 4.9% of the then issued and outstanding shares of Common Stock.

         Under the Securities Purchase Agreement, the Purchasers are entitled to reimbursement for expenses up to $20,000, which was deducted at the closing.

Other Events.

         On December 12, 2006, Avitar announced the signing of a distribution agreement with Dukal Corporation for Avitar's Hydrasorb (TM) polyurethane foam wound dressing product line to replace the Company's existing distributor. The agreement covers the United States and will be effective January 1, 2007.

         This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus dated June 14, 2006, with respect to the resale of the 28,000,000 shares of common stock, including any amendments or supplements thereto.

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD READ CAREFULLY THIS ENTIRE PROSPECTUS, INCLUDING THE SECTION CAPTIONED "RISK FACTORS" BEGINNING ON PAGE 3, BEFORE MAKING A DECISION TO PURCHASE OUR STOCK.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Supplement is December 15, 2006